Exhibit 10.25.1

May 7, 2013                                Personal and Confidential

Michael Lee
4735 Designer Way
Las Vegas, NV 89129

Dear Mike:

We are pleased to provide you with the following formal communication confirming the offer being extended to you by Sitel (“Departure Country”) for short/long term secondment to Sitel Philippines Corp in the Philippines (“Destination Company”). We would like to have you transition your current responsibilities to new business partners and prepare for your relocation to the Philippines. Listed below are the terms and conditions of your expatriate assignment which apply for the duration of the assignment.

Employer/Employment

Status:
During the period of your assignment your employer of record continues to be the Departure Company, and to the extent allowed by law you waive any right you may or will have against the Departure Company under local labor and other applicable laws. For the avoidance of doubt, you employment relationship with the Departure Company continues to be governed by the laws of the state of Nevada. During your employment you will remain an at-will employee and be bound by the Departure Company’s employment practices and procedures, except as otherwise expressly set forth in this letter agreement or as required by applicable law. Your period of service under assignment with the Destination Company will count towards your continuous employment with the Departure Company and any service-related benefits to which you are or may be entitled with the Departure Company.

Position Title:	COO, Philippines - Expat

Reports to:	Steve Barker, GM - APAC

Assignment Date:        June 10, 2013

Length of Assignment:
Targeted as twenty-four (24) months. The length of your assignment is not guaranteed and business conditions or other factors may result in this period being reduced or extended by the Departure Company in its sole discretion upon the shorter of (1) 60 days’ notice or (2) the minimum statutory notice period required under the Destination Country law.

Annualized Base Salary:
You will receive a monthly salary of $20833 USD during the term of this assignment. You will continue to be paid through the Departure Company’s US payroll system per the bi-weekly payroll schedule. You will be paid via direct deposit to your US bank account with the usual taxes applicable to your current home state of residence.

Incentive Plan:	You remain eligible to participate in the Regional Management Incentive Plan, if any, in effect during the term of your assignment subject to the terms and conditions of the Plan.

Equity:	You will be provided with an additional 90,000 Restricted Stock Grants based on approval of the Board

(optional)	of Directors at their meeting following your acceptance of this agreement. This will bring your total RSU holdings to 100,000.

Health Benefits:
You will be eligible to participate in the benefit plans offered to all Departure Company exempt associates without interruption to your current plans. Your US medical plan will provide coverage for medical emergencies only while outside the US, but full healthcare benefits are available, per plan

Exhibit 10.25.1

design, while inside the US. You will be eligible for the annual benefits open enrollment process as usual. In addition to the continuation of US based benefit plans, at the employee cost, Sitel will confirm eligibility in the local government healthcare plan for you, or secure private healthcare insurance if you are not eligible for local government healthcare, while you are in the designated location during the term of this assignment; costs of such healthcare insurance will be will be paid by Sitel.

Relocation Support:
As the Company does not assume any responsibility related to transportation or safekeeping of your home/personal goods to or from your home and host country, Sitel will reimburse you for actual cost of expenses related to transportation of such items not to exceed $3,500 USD at the beginning of this assignment and up to $3,500 USD to return the same at end of this assignment all based on submitted and approved receipts.

Local Housing:
We will connect you with our global relocation provider, Xonex Relocation, to assist you in securing appropriate housing in the local area. Sitel will cover monthly rental expense up to $80,000 PHP per month. In addition, payment for local council taxes, and all utilities to include internet/cable services will be covered up to 12,000 PHP per month during the term of this assignment. Exception to the monthly rental expense is subject to reasonable availability of appropriate housing. Rental fees exceeding the 80,000 PHP monthly rental expense requires approval of the Global CFO and Global Chief HR Officer. Direct billing to the company will be arranged for housing expenses where possible. Sitel does not cover the cost of housekeeping nor gardening services.

The Company does not pay for any additional deposits, damages or other costs related to having pets in your host country residence – such housing restrictions may apply and should be honored if applicable.

Local Transportation:
You should be aware that driving standards are different than in the US and be prepared to learn how to drive safely in the local area. Arrangements will be made to lease a standard, mid-size automobile for your personal and business use during the term of this assignment with such expenses to include required insurance, taxes and all other fees up to a maximum of 30,000PHP per month. You will be expected to provide routine, non emergency maintenance and care to the vehicle. The Company does not reimburse you for the cost of petrol.

Tax Equalization:
It is Sitel’s intent to ensure you are not disadvantaged from the tax perspective as a result of this assignment; therefore, hypothetical taxes will be deducted from your regular pay each pay period. You are required to complete required tax forms upon accepting this assignment and cooperate with our global tax advisors. We will coordinate appropriate tax treatment with our global tax advisors who will manage this process and assume responsibility for your annual tax preparations for the tax years in both your home and host country that are affected by your tenure in this assignment. Equalization services are aligned with meeting US tax regulations. You are required to provide accurate and timely information to the tax advisors when requested. Sitel will pay the cost of your tax services directly. If your tax return results state that you owe payment to Sitel, these funds are expected to be paid as directed by Sitel. We will arrange contact with your global tax advisor following acceptance of this agreement.

Visas and Work

Permits:
This offer is contingent upon receiving approval from local immigration for you to work in the local country. If such approval is not granted the terms and conditions offered in this letter are withdrawn. You may not begin the assignment and start to work in the Destination Company until all necessary permits/visa that are required for working in the Destination Country have been issued. You will need a passport that is valid for at least six (6) months beyond the entry date into the Destination Country. You are responsible for coordinating with the immigration attorney as soon as possible to secure these documents as obtaining them may be a lengthy process. You are responsible for cooperating in a timely fashion in obtaining the necessary visa/work permit. The Company will assume the cost of obtaining and renewing the necessary immigration documents for you to live and work in the Destination Country during the assignment. You are responsible for compliance to the host country’s immigration regulations and other laws while you are on this assignment.

Business Travel:
Business travel will be required, local and international, in accordance with business needs Business travel is reimbursed in accordance with the current policies (example: daily driving to and from home to

Exhibit 10.25.1

office is not a reimbursable expense; however, driving from home to the airport or to a site in the local location by car, is a reimbursable expense for mileage in accordance with the mileage reimbursement amount approved per the local policy.

Business Expenses:	You will follow the Departure Company’s standard travel and business expense policies regarding reimbursement for approved business expenses.

Personal Travel:
Sitel will reimburse you for the costs of coach class air travel for 1 round trips each 2 months for you between the Departure Country and Destination Country each 12 month period of your assignment, prorated for tenure less than 12 months. Travel expenses will be reimbursed to you based on submission of travel receipts. Travel arrangements are to be made as far in advance as possible, at the lowest cost possible and made through the Company’s travel vendor. Personal travel time away from work is considered vacation time and should be coordinated in advance with your manager. Travel time and costs for the beginning and the end of this assignment are not included in the Personal Travel allowance.

Vacation:
You will continue to be eligible for paid vacation days in accordance with the Departure Company’s Exempt Vacation Policy. Vacation time must be approved in advance by your manager and paid time off should be recorded on the Vacation Tracker that will be issued to you to be maintained by your manager and in your associate file.

Holidays:	During this assignment, you are to be awarded the standard paid business holidays as observed by the Company in the host country.

Business Conduct/

Performance:
You are expected to comply with policies and observe standard business and professional conduct as is expected of your Destination Country and Destination Company and in accordance with the Company’s Global Code of Conduct and Business Ethics.

You shall, during the term of your secondment, conduct such duties as is appropriate to your expatriate role and level of responsibility. During the secondment, you shall have no rights or power of authority to negotiate and conclude any contract, or incur any obligation or liability which shall be binding upon any other Sitel affiliated entity.

Notice:
If you voluntarily resign this position prior to the end of the assignment period, you agree to provide the Company with sixty (60) days working notice. In the case of your death or disability while on this assignment, you will be returned to your home location at the Company’s expense.

Repatriation:
At the end of this assignment, the Company will pay for cost of one-way, coach class airline tickets for you to your home location. There is no guarantee that a regular position with the Departure Company will be available for you at the end of this assignment. Any future employment after the end of the assignment period will be agreed between you and the Company. If no position is available at that time you will be provided with separation benefits as stated below.

Separation Benefits:
Not withstanding any other provision of this agreement, if your employment is terminated, for any reason other than “good cause” defined as conviction or pleas of nolo contendere to, a felony or crime involving moral turpitude; personal dishonesty, willful misconduct, willful violation of the law, rule, or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; the willful commission of material mismanagement in the conduct of duties as assigned; willful failure to execute or comply with the policies of the Company or stated duties, intentional failure to perform stated duties; or substance abuse or addiction on part of the employee or gross negligence, during the term of this assignment, Departure Company will provide you with ____ weeks’ severance pay paid as pay continuation through the regular payroll process and in accordance with the standard guidelines in place at that time.

Exhibit 10.25.1

Emergency Contacts:
Please provide contact information for two family members who live in the US to Global Human Resources in the case of emergency. This information will be maintained in confidence by the Nashville and the Destination Company HR offices.

Mike, we believe that we have provided you with a comprehensive proposal that should express our strong desire to have you accept this offer. If you have any questions regarding the above, please feel free to contact me. Note that this expatriate assignment offer is not an offer for guaranteed continued employment. Any changes or adjustments to the terms of this agreement will be mutually agreed in writing. Once you agree to accept the terms and conditions of this offer, please acknowledge below and return your signed original to my attention.

We are anticipating your success in this role and hope you find these arrangements as supportive of that goal!

Best Regards,

Michael Wellman
Chief Human Resources Officer

I understand, acknowledge and accept the terms and conditions outlined herein in this offer from Sitel:

___/s/ Michael J. Lee____________________     ________5/9/13_________________
Michael J. Lee                    Date

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